MID CAPITAL MANAGEMENT, INC.

                               MDL ADVISERS, INC.

                               CODE OF ETHICS AND

                          STATEMENT OF INSIDER TRADING



I. STATEMENT OF GENERAL PRINCIPLES


         1.       COMPLIANCE WITH APPLICABLE U.S. LEGISLATION


         As an investment adviser registered with the U.S. Securities and Exchange Commission ("SEC"), MDL Capital Management, Inc. and MDL Advisers, Inc. (each an "Adviser," and collectively referred to as the "Advisers") are subject to the provisions of the Investment Advisers Act of 1940 and the rules promulgated thereunder (the "Advisers Act"). Of particular note is Section 206 of the Advisers Act which provides, in part, that it is unlawful for any investment adviser:

                  (a) to employ any device, scheme, or artifice to defraud any client or prospective client;

                  (b) to engage in any transaction, practice, or course of business which operates as a fraud or deceit upon any client or prospective client; or

                  (c) to engage in any act, practice, or course of business which is fraudulent, deceptive, or manipulative.

         In addition, Rule 17j-1 under the Investment Company Act of 1940 (the "1940 Act") requires an investment adviser to a registered investment company to adopt a written code of ethics containing provisions reasonably necessary to prevent persons from engaging in acts that violate the code of ethics or Rule 17j-1. Advisers are also required to use reasonable diligence to prevent such violations.

         Employees (as defined in Section 3 of this Article 1) shall at all times comply with these and all other laws and regulations that may be applicable to each Adviser's business. In some instances, where such laws and regulations may be ambiguous and difficult to interpret, Employees should seek the advice of the Adviser's Compliance Officer, who may seek the advice of outside counsel.

2. GENERAL PRINCIPLES
   -------------------

         This Code of Ethics and Statement of Insider Trading ("Code") is based on the following principles:


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                  (a) An Adviser owes a fiduciary duty to all of its Clients (as defined in Section 3 of this Article 1) and, therefore, Employees must at all times place the interests of Clients ahead of their own.

                  (b) Access Persons (as defined in Section 3 of this Article 1) must avoid any conduct that could create any actual or potential conflict of interest, and must ensure that their personal securities transactions do not in any way interfere with, or appear to take advantage of, the portfolio transactions undertaken on behalf of Clients.

                  (c) Access Persons shall not take inappropriate advantage of their positions with an Adviser to secure personal benefits that would otherwise be unavailable to them.

                  (d) It is imperative that all Access Persons avoid any situation that might compromise, or call into question, the exercise of fully independent judgment in the interests of Clients. All Employees must adhere to these general principles in the conduct of the firm's business, even in situations that are not specifically addressed in this Code's provisions, procedures and restrictions. Any violation of this Code may constitute grounds for dismissal.

         3.        DEFINITIONS
                   ------------

                  (a) "Access Persons" shall include every manager, member, director, officer and employee of an Adviser, except those whose functions are clerical or ministerial.

                  (b) "Beneficial Ownership" and "Beneficial Owner(s)" shall have the definition set forth in Section 16 of the Securities and Exchange Act of 1934 and the rules and regulations thereunder, which, generally speaking, encompass those situations where the Beneficial Owner has the right to enjoy some economic benefits which are substantially equivalent to ownership, regardless of who is the registered owner. This would include:

                           (i) securities which a person holds for his or her own benefit either in bearer form, registered in his or her own name or otherwise, regardless of whether the securities are owned individually or jointly;

                           (ii) securities held by a trustee, executor, administrator custodian or broker;

                           (iii) securities owned by a general partnership of
                  which the person is a member or a limited partnership of which such person is a general partner; and

                           (iv) securities recently purchased by a person and awaiting transfer into his or her name.

         For purposes of this Code of Ethics, an Adviser's employee benefit plan trustees and participants with a pecuniary interest in and investment control of a plan shall be deemed to have "Beneficial Ownership" of, and be the Beneficial Owners of, securities purchased for, held by or sold by the employee benefit plan.

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                  (c) "Client(s)" shall mean both individual and institutional clients (including corporations, investment companies, trusts, endowments, foundations and other legal entities), whether resident or non-U.S. resident, for whom an Adviser provides investment services.

                  (d) "Employees" shall mean every manager, member, director, officer and employee of an Adviser.

                  (e) "Family" shall include one's spouse, minor children, parents, siblings and adults living in the same household.

                  (f) "Initial Public Offering" ("IPO") means an offering of securities registered under the Securities Act of 1933 ("Securities Act"), the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

                  (g) "Limited Offering" means an offering that is exempt from registration under the Securities Act pursuant to Section 4(2) or
         Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 under the Securities Act.

                  (h) "Purchase or sale of a security" shall include the writing of an option to purchase or sell a security.

                  (i) "Security(ies)"  shall have the meaning set forth in
         Section 202(a)(18) of the Advisers Act, irrespective of whether the issuer is a U.S. or non-U.S. entity and whether the security is being held by a U.S. or non-U.S. custodian or, directly or indirectly, in personal custody; except that it shall not include shares of registered open-end investment companies (mutual funds), securities issued by the U.S. Government or by U.S. federal agencies which are direct obligations of the U.S., bankers' acceptances, bank certificates of deposits and commercial paper. The following are expressly deemed to be a security subject to this Code:

                           (i) A security issues by any foreign government or
                               agency thereof.


                           (ii) A future or an option on a future.

                  (j) A security is "being considered for purchase or sale" or is "being purchased or sold" when a recommendation to purchase or sell the security by an Adviser's portfolio managers is under serious consideration or has already been made and the transaction is being executed.

                  (k) "Trading Program" shall mean the implementation over a period of time of an investment decision to buy or sell securities of a particular company on behalf of a group of clients. The duration of a Trading Program may be shorter (one day or part of a day) or longer (days, weeks) depending upon market conditions such as price and liquidity. Each Adviser also undertakes "Partial Trading Programs," which means that it may implement a program to buy or sell a partial position of securities in a particular company on behalf of a group of clients pending a later possible determination by an Adviser to buy or sell a full position.

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II.      PRINCIPLES FOR DOING BUSINESS

         1.   CONFIDENTIALITY OF CLIENT INFORMATION

         Confidentiality of Client information is a fundamental principle of the investment management business. Employees of each Adviser must maintain the confidential relationship between the Adviser and each of its Clients. The confidentiality of Client information such as the extent of the account relationship, must be held inviolate by those to whom it is entrusted and must never be discussed outside the normal and necessary course of the Adviser's business. To the extent possible, all information concerning Clients and their accounts shall be shared among Employees only on a strictly need-to-know basis.

         2.   CONFLICTS OF INTEREST

         It shall be the first obligation of every Access Person to fulfill his or her fiduciary duty to clients. No Access Person shall undertake any outside employment, or engage in any personal business interest, that would interfere with the performance of this fiduciary duty. No Access Person may act on behalf of an Adviser in any transaction involving persons or organizations with whom he or she, or his or her family, have any significant connection or financial interest. In any closely held enterprise, even a modest financial interest held by an Access Person, or any member of his or her family, should be viewed as significant.

         3.   SERVICE AS A DIRECTOR

         No Access Person shall become a director or any official of a business organized for profit without first obtaining written approval from the Adviser's Compliance Officer based upon its determination that such service would not be inconsistent with the interests of the Adviser and its Clients.

         4.   PERSONAL FIDUCIARY APPOINTMENTS

No Access Person shall accept a personal fiduciary appointment without first obtaining the written approval of the Adviser's Compliance Officer, unless such appointment results from a close family relationship.

         5.   SERVICE ON CIVIC AND CHARITABLE ORGANIZATIONS

Each Adviser encourages its Employees to participate in local civic and charitable activities. In some cases, however, it may be improper for an Access Person to serve as a member, director, officer or employee of a municipal corporation, agency, school board, or library board. Such service is appropriate when adequate assurances, in writing, are first given to the Adviser that business relationships between the Adviser and such entities would not be prohibited or limited because of statutory or administrative requirements regarding conflicts of interest.

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         6.   FEES TO CONSULTANTS AND AGENTS

         Any and all fees and payments, direct or indirect, to consultants, agents, solicitors and other third-party providers of professional services must be approved by the Compliance Officer prior to conclusion of any formal arrangements for services.

         7.   PERSONAL BENEFITS

         No Access Person, or member of his or her Family, may accept a personal gift, benefit, service, form of entertainment or anything of more than de minimis value ("gift") from Clients, suppliers, service providers, brokers and all other parties with whom an Adviser has contractual or other business arrangements if such gift is made because of the recipient's affiliation with an Adviser or with an Access Person. Any Access Person who receives a gift of more than de minimis value, or a gift with an unclear status under this Section 7, shall promptly notify the Compliance Officer and may accept the gift only upon written approval of the Compliance Officer. It shall be the responsibility of the Compliance Officer to determine whether the gift shall be retained by the Access Person or member of his or her Family, returned to the donor, or donated without tax deduction to such charitable organization as determined by the Deputy Compliance Officer.

         8.   PERSONAL FEES AND COMMISSIONS

         No Access Person shall accept personal fees, commissions or any other form of remuneration in connection with any transactions on behalf of an Adviser or any of its Clients, except those approved by the Compliance Officer, and which are received in the ordinary course of business.

         9.   DEALINGS WITH SUPPLIERS

         Access Persons shall award orders or contracts to outside suppliers on behalf of an Adviser solely on the basis of merit and competitive pricing, without regard to favoritism or nepotism.

         10.  BORROWING

No Access Person, or member of his or her Family, may borrow money from any Client or any of the Adviser's suppliers, service providers, brokers and all other parties, with whom the Adviser has contractual or other business arrangements under any circumstances. Notwithstanding the foregoing, Employees may maintain margin accounts for their personal trading activities.

         11.  POLITICAL CONTRIBUTIONS

Neither Adviser, nor the executive officers or Access Persons of either Adviser, shall make contributions to political parties or candidates for office of more than $250 per candidate or party without the prior consent of the Compliance Officer.

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         12.  DUTY TO REPORT VIOLATIONS OR POTENTIAL CONFLICTS OF INTEREST

Each Adviser's Compliance Officer must be informed at all times of matters that may constitute violations of this Article II, or that may be considered of fraudulent or illegal nature, or potentially injurious to the good reputation of the Adviser. The Adviser's Employees shall have a duty to report such events immediately to the Compliance Officer.

         13.  FULL DISCLOSURE

In responding to requests for information concerning an Adviser's business practices from the Adviser's internal or independent accountants and auditors, counsel, regulatory agencies or other third parties, Employees shall be truthful in their communications and shall make full disclosure at all times.

III.     PERSONAL SECURITIES TRANSACTIONS

         1.   SUMMARY


         In general, each Adviser believes it is reasonable and desirable for its Access Persons to invest in Securities that it recommends for investment to its Clients. However, personal trading by its Access Persons is subject to the overriding principle of fair dealing, namely that transactions on behalf of Clients take precedence over transactions that will benefit the firms, their officers, partners or employees. To this end, each Adviser has established a set of personal trading policies and procedures for its Access Persons that are summarized below:

                 (i)      Prior written clearance of personal trades;

                 (ii)     Prohibition on investing in Initial Public Offerings;

                 (iii)    Restrictions on investing in Limited Offerings;

                 (iv) Prohibition on investing in securities pending or during a Trading Program or Partial Trading Program, unless an exemption is granted;

                 (v) Sixty-day ban on short-term trading profits for certain securities held by clients, unless an exemption is granted.

                 (vi) Full disclosure of all securities trades and securities holdings; and

                 (vii)    General cautionary restriction on trading activity.

         2.   PROHIBITED AND RESTRICTED TRANSACTIONS

                  (a) No Access Person shall, without prior written approval, purchase or sell, directly or indirectly, any Security in which he/she has, or by reason of such transaction acquires, Beneficial Ownership and which, to his/her actual knowledge within 7 days before and after

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         such purchase or sale, is being considered for purchase or sale on behalf of a Client, or is being purchased or sold by a Client, or which is being purchased or sold or is being considered for purchase or sale as part of a Trading Program or Partial Trading Program, except that the prohibitions of this section shall not apply to:

                           (i) purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control;

                           (ii) purchases or sales which are non-volitional on the part of any Access Person;

                           (iii) purchases which are part of an automatic
                  dividend reinvestment or other plan established by any Access Person prior to the time the security involved came within the purview of this Code; and

                           (iv) purchases effected upon the exercise of rights
                  issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

                           (v)   exempt transactions (see paragraph 4 below).

                  (b) No Access Person shall acquire any securities in an Initial Public Offering.

                  (c) No Access Person shall acquire securities in a Limited Offering without the prior written approval of the Compliance Officer. In considering a request to invest in a Limited Offering, the Compliance Officer will take into account, among other factors, whether the investment opportunity should be reserved for a Client, and whether the opportunity is being offered to such Access Person by virtue of his or her position with the Adviser.

         3.   SHORT-TERM TRADING

                  Unless an exception is granted, no Access Person shall profit in the purchase and sale, or sale and purchase, of the same securities within 60 calendar days.

         4.   COMPLIANCE PROCEDURES

                  (a) All Access Persons shall obtain written authorization of their personal securities transactions prior to executing an order, unless exempted below. A written request must be submitted to the Compliance Officer, or a representative designated by the Compliance Officer (in her absence), and such officer must give his written authorization prior to the Access Person placing a purchase or sell order with a broker. Should such officer deny the request, he will give a reason for the denial. An approved request will remain valid for two (2) business days from the date of the approval. A personal securities trading authorization form is attached to this Code.

         The following transactions are exempt from prior clearance requirements:

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     o   Mutual Funds-purchases or redemptions of shares of any open-end investment company, including MDL Large-Cap Equity Growth Fund and MDL Broad Market Fixed Income Fund, and any of their series-

     o U.S. Government Obligations-purchases or sales of direct obligations of the U.S. government.

     o   Municipal Bonds

                  (b) Access Persons shall instruct their broker(s) to supply the Compliance Officer, on a timely basis, with duplicate copies of confirmations of all personal securities transactions and copies of all periodic statements for all securities accounts containing securities in which Access Persons have Beneficial Ownership.

                  (c) Access Persons shall submit written reports on a quarterly basis (or at such lesser intervals as may be required from time to time) showing all transactions in securities as defined herein in which they, their Families and trusts of which they are trustees or in which they have a beneficial interest, have, or by reason of such transaction acquire, Beneficial Ownership.

                  (d) Every report to be made under (c) above shall be made not later than ten (10) days after the end of the calendar quarter in which the transaction to which the report relates was effected. The report shall contain the following information concerning any transaction required to be reported therein:

                           (i)   the date of the transaction;

                           (ii)  the title and number of shares;

                           (iii) the principal amount involved;

                           (iv)  the nature of the transaction (i.e.,
                   purchase, sale or other type of acquisition or disposition);

                           (v)   the price at which the transaction was
                   effected; and

                           (vi) the name of the broker, dealer or bank with or through whom the transaction was effected.

                  (e) The Compliance Officer shall receive all reports required hereunder.

                  (f) The Compliance Officer shall promptly report in writing to the relevant Adviser's President and Board of Directors any apparent violation of the prohibitions contained in this Section 4.

                  (g) The Compliance Officer shall consider whether or not this
         Section 4 been violated and what sanctions, if any, should be imposed.

                  (h) This Code, a copy of each report made by Access Persons, each memorandum made by the Compliance Officer hereunder, and a record

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         of any violation hereof and any action taken as a result of such violation, shall be maintained by the Compliance Officer.

                  (i) Upon the commencement of employment, all Access Persons should disclose all personal securities holdings to the Compliance Officer.

                  (j) At least annually, all Access Persons shall be required to certify that they (a) have read and understand the Code; (b) have complied with the requirements of the Code; (c) have disclosed and reported all personal securities transactions required to be disclosed; and (d) have disclosed all personal securities holdings. The Compliance Officer shall maintain copies of such certifications.

                  (k) Access Persons are discouraged from engaging in a pattern of securities transactions which either:

                    o Is so excessively frequent as to potentially impact the Access Person's ability to carry out assigned responsibilities or ,

                    o Involves securities positions that are disproportionate to the Access Person's net assets.

IV. INSIDER TRADING

         1.   INTRODUCTION.

         The Insider Trading and Securities Fraud Enforcement Act of 1988 ("ITSFEA") requires that all investment advisers and broker-dealers establish, maintain and enforce written policies and procedures designed to detect and prevent the misuse of material nonpublic information by such investment adviser and/or broker-dealer, or any person associated with the investment adviser and/or broker-dealer.

         Section 204A of the Advisers Act states that an investment adviser must adopt and disseminate written policies with respect to ITSFEA, and an investment adviser must also vigilantly review, update and enforce them. Accordingly, each Adviser has adopted the following policy, procedures and supervisory procedures as an integral part of the Code applicable to all Access Persons.

         2.   POLICY

         The purpose of this Section 2 is to familiarize Access Persons with issues concerning insider trading and assist them in putting into context the policy and procedures on insider trading.

         No Access Person may trade in a security, either personally or on behalf of Clients, while in possession of material, nonpublic information regarding that security; nor may any Access Person communicate material, nonpublic information to others in violation of the law. This conduct is

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commonly referred to as "insider trading". This policy extends to activities within and outside of the individual functions of access persons and covers not only their personal transactions, but indirect trading by Family, friends and others, or the nonpublic distribution of inside information from them to others. Every Access Person must read and retain this policy statement. Any questions regarding the policy and procedures should be referred to the Compliance Officer.

         The term "insider trading" is not defined in the federal securities laws, but generally is used to refer to the use of material nonpublic information to trade securities (whether or not one is an "insider") or the communication of material nonpublic information to others who may then seek to benefit from such information.

         While the law concerning insider trading is not static and may undergo revisions from time to time, it is generally understood that the law prohibits:

                  (a) trading by an insider, while in possession of material nonpublic information, or

                  (b) trading by a non-insider, while in possession of material nonpublic information, where the information either was disclosed to the non-insider in violation of an insider's duty to keep it confidential or was misappropriated, or

                  (c) communicating material nonpublic information to others.

         3.   ELEMENTS OF INSIDER TRADING

                  (a) Who is an Insider?

         The concept of "insider" is broad. It includes officers, directors and employees of a company. The definition would include Access Persons of an Adviser. In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, and the employees of such service providers. In addition, an investment adviser may become a temporary insider of a company it advises or for which it performs other services. According to the United States Supreme Court, the company must expect the outsider to keep the disclosed nonpublic information confidential and the relationship must at least imply such a duty before the outsider will be considered an insider.

                 (b) WHAT IS MATERIAL INFORMATION?

         Trading on inside information can be the basis for liability when the information is material. In general, information is "material" when there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities. Information that Access Persons should consider material includes, but is not limited to: dividend changes, earnings estimates, changes in previously released earnings estimates, significant merger or acquisition proposals or agreements,

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major litigation, liquidation problems and extraordinary management developments.

         Material information does not have to relate to a company's business. For example, the Supreme Court considered as material certain information about the contents of a forthcoming newspaper column that was expected to affect the market price of a security. In that case, a WALL STREET JOURNAL reporter was found criminally liable for disclosing to others the dates that reports on various companies would appear in the JOURNAL and whether those reports would be favorable or not.

                  (c) WHAT IS NONPUBLIC INFORMATION?

Information is nonpublic until it has been effectively communicated to the marketplace. One must be able to point to some fact to show that the information is generally public. For example, information found in a report filed with the SEC, or appearing in Bloomberg electronic news reports, or in THE WALL STREET JOURNAL or other publications of general circulation would be considered public. (Depending on the nature of the information, and the type and timing of the filing or other public release, it may be appropriate to allow for adequate time for the information to be "effectively" disseminated.)

         4.   PENALTIES FOR INSIDER TRADING

         Penalties for trading on or communicating material nonpublic information are severe, both for individuals and their employers. An individual can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation:

                (i)      civil injunctions;

                (ii)     treble damages;

                (iii)    disgorgement of profits;

                (iv)     jail sentences;

                    (v) fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefitted; and

                    (vi) fines for the employer or other controlling person of up to the greater of $1 million or three times the amount of the profit gained or loss avoided.

         5.   PROCEDURES

         The following procedures have been established to aid Access Persons in avoiding insider trading, and to aid in preventing, detecting and imposing sanctions against insider trading. Access Persons must follow these procedures or risk serious sanctions, including dismissal, substantial personal liability and/or criminal penalties. If you have any questions about these procedures, you should consult the Compliance Officer.

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                  (a) IDENTIFYING INSIDE INFORMATION. Before trading for
         yourself or others, including Clients, in the securities of a company about which you may have potential inside information, ask yourself the following questions:

                           (i) Is the information material? Is this information
                  that an investor would consider important in making his or her investment decisions? Is this information that would substantially affect the market price of the securities if generally disclosed?

                           (ii) Is the information nonpublic? To whom has this
                  information been provided? Has the information been effectively communicated to the marketplace, E.G., by being published electronically by Bloomberg, or in THE WALL STREET JOURNAL or other publications of general circulation?

         If, after consideration of the above, you believe that the information is material and nonpublic, or if you have questions as to whether the information is material and nonpublic, you should report the matter immediately to the Compliance Officer. Until s/he has had an opportunity to review the matter, you should not (i) purchase or sell the security on behalf of yourself or others, including, Clients, and (ii) communicate the information to anyone, other than to the Compliance Officer. After the Compliance Officer has reviewed the issue, you will be instructed to either continue the prohibitions against trading and communication, or you will be allowed to communicate the information and then trade.

                  (b) PERSONAL SECURITIES TRADING. Each Access Person shall submit to the Compliance Officer, on a quarterly basis (or at such lesser intervals as may be required from time to time) a report of every securities transaction in which they, their Families (including the spouse, minor children and adults living in the same household as the Access Person), and trusts of which they are trustees or in which they have a beneficial interest have participated within ten (10) days after the end of each quarter.

         The report shall include the name of the security, date of the transaction, quantity, price, and broken-dealer through which the transaction was effected.

         A duplicate confirmation and account statement shall be forwarded to the Compliance Officer by the broker to satisfy this requirement.

                  (c) RESTRICTING ACCESS TO MATERIAL NONPUBLIC INFORMATION. Any information in your possession that you identify as material and nonpublic may not be communicated to anyone, other than the Compliance Officer as provided in subparagraph (a) above. In addition, care should be taken so that such information is secure. For example, files containing material nonpublic information should be locked; access to computer files containing material nonpublic information should be restricted.

                  (d) RESOLVING ISSUES CONCERNING INSIDER TRADING. If, after consideration of the items set forth in this Article IV, doubt remains as to whether information is material or nonpublic, or if there is any

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         unresolved question as to the applicability or interpretation of the foregoing procedures, or as to the propriety of any action, it must be discussed with the Compliance Officer before trading or communicating the information to anyone.

         6.   SUPERVISION

         The supervisory role of the Compliance Officer is critical to the implementation and maintenance of this Statement of Insider Trading, and encompasses the following:

                  (a) PREVENTION OF INSIDER TRADING

To prevent insider trading, the Compliance Officer shall:

                         (i) answer promptly any questions regarding the Statement on Insider Trading;

                         (ii) resolve issues of whether information received by Access Persons is material and nonpublic;

                         (iii) update the Statement of Insider Trading and
                    distribute amendments thereto, as necessary, to all Access Persons;

                         (iv) obtain an annual written acknowledgment from all Access Persons that they have reviewed the Code of Ethics, including the Statement on Insider Trading contained in
                    Article IV thereof;

                         (v) determine when an Access Person has material nonpublic information, and then:

                                    (1) implement measures to prevent
                             dissemination of such information, and

                                    (2) if necessary, restrict Access Persons
                             from trading the securities.

                  (b)       DETECTION OF INSIDER TRADING

         To detect insider trading, the Compliance Officer shall:

                           (i) review the trading activity reports filed quarterly by each Access Person, as well as the duplicate confirmations and periodic account statements forwarded by their brokers, to ensure that no trading took place in securities in which the Adviser was in possession of material nonpublic information;

                           (ii) review quarterly the trading activity of the portfolios managed by the Adviser; and

                           (iii) coordinate, if necessary, the review of such
                  reports with other appropriate officers, director or employees of the Adviser.
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                  (c) SPECIAL REPORTS OF MANAGEMENT

         Promptly upon learning of a potential violation of the Statement on Insider Trading, the Compliance Officer shall prepare a written report detailing the incident and present it to the Adviser's Chairman and Board of Directors.

                  (d) ANNUAL REPORTS

         On an annual basis, the Compliance Officer will prepare a written report to the Adviser's Chairman, setting forth the following:

                           (i) a summary of the existing procedures to detect and prevent insider trading;

                           (ii) full details of any investigation, either internal or by a regulatory agency, of any suspected insider trading and the results of such investigation; and

                           (iii) an evaluation of the current procedures and
                  any recommendations for improvement.

                          MDL CAPITAL MANGEAMENT, INC.

                               MDL ADVISERS, INC.

                              JOINT CODE OF ETHICS

                            INITIAL HOLDINGS REPORT


To the Compliance Officer of MDL Capital Management, Inc. and/or MDL Adviser's, Inc. (each an " Adviser"):

1. I hereby acknowledge receipt of a copy of the Adviser's Joint Code of Ethics.



2. I have read and understand the Joint Code of Ethics and recognize that I am subject thereto.



3. Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve an Adviser or an Adviser's client, such as any economic relationship between my transactions and securities held or to be acquired by an Adviser on behalf of a an Adviser's client.



4. As of the date below I had a direct or indirect Beneficial Ownership in the following securities:



                                                            Type of Interest
NAME OF SECURITY                    NAME OF SHARES          (DIRECT OR INDIRECT)
----------------                    --------------          -------------------

5. As of the date below, the following is a list of all brokers, dealers or banks with whom I maintain an account in which the securities are held for my direct or indirect benefit.

                                                            Type of Interest
FIRM                                ACCOUNT                 (DIRECT OR INDIRECT)
----                                -------                 --------------------



Date: ______________________                Signature:_________________________

                                            Print Name: _______________________

                          MDL CAPITAL MANAGEMENT , INC.

                               MDL ADVISERS, INC.

                              JOINT CODE OF ETHICS

                             ANNUAL HOLDINGS REPORT



To the Compliance Officer of MDL Capital Management, Inc. and/or MDL Advisers, Inc. (each an " Adviser"):

1. I have read and understand the Joint Code of Ethics and recognize that I am subject thereto.

2. I hereby certify that, during the year ended December 31, 20__, I have complied with the requirements of the Code and I have reported all securities transactions required to be reported pursuant to the Code.

3. Except as noted below, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve an Adviser or an Adviser's client, such as any economic relationship between my transactions and securities held or to be acquired by an Adviser on behalf of an Adviser's client.

4. As of December 31, 20__ I had a direct or indirect Beneficial Ownership (as defined in the Joint Code of Ethics) in the following securities:

                                                            TYPE OF INTEREST
NAME OF SECURITY            NUMBER OF SHARES                (DIRECT OR INDIRECT)
----------------            ----------------                -------------------

5. As of December 31 , 20___, the following is a list of all brokers, dealers or banks with whom I maintain an account in which the securities are held for my direct or indirect benefit.

                                                            TYPE OF INTEREST
FIRM                       ACCOUNT                         (DIRECT OR INDIRECT)
----                       -------                         -------------------



Date:    ___________________________            Signature: ___________________


                                                Print Name:  _________________

                          MDL CAPITAL MANAGEMENT, INC.

                               MDL ADVISERS, INC.

                              JOINT CODE OF ETHICS


                    OUARTERLY SECURITIES TRANSACTIONS REPORT

                   For the Calendar Quarter Ended: _________



To the Compliance Officer of MDL Capital Management, Inc. and/or MDL Advisers, Inc. (each an "Adviser"):

         During the quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect Beneficial Ownership (as defined in the Joint Code of Ethics), and which are required to be reported pursuant to the Code of Ethics.


DATE OF     NO. OF         US $ AMOUNT PURCHASE,  BROKER/DEALER/
SECURITY    TRANSACTIONS   SHARES OF TRANSACTION     SALE, OTHER    PRICE   BANK
--------    ------------   ---------------------     -----------    -----   ----

         During the quarter referred to above, the following accounts were established by me in which securities were held for my direct or indirect benefit:

         Except as noted on the reverse side of this report, I hereby certify that I have no knowledge of the existence of any personal conflict of interest relationship which may involve an Adviser or a an Adviser's client, such as the existence of any economic relationship between my transactions and securities held or to be acquired by an Adviser on behalf of an Adviser's client.



Date:    ___________________________             Signature: ___________________

                                                 Print Name:  _________________

                          MDL CAPITAL MANAGEMENT, INC.

                               MDL ADVISERS, INC.

               AUTHORIZATION OF PERSONAL SECURITIES TRANSACTIONS


         I request prior written authorization to make a transaction in the following security for my personal account(s), for which I have instructed duplicate trade confirmations to be mailed to Mimi Forbes, Compliance Officer of MDL Capital Management, Inc. and MDL Advisers, Inc.

Name of security: ______________________________

Amount __________Purchase___________ Sale Broker __________________


Held in a client portfolio(s) of an Adviser: Yes _____ No ______

1. As of today's date, I have no knowledge of a pending purchase or sale of the above security in client portfolio of an Adviser.

2. I acknowledge that if the Compliance Officer to whom I submit this written request determines that the above trade would contravene the Joint Code of Ethics, such officer in her sole discretion has the right not to approve the trade, and I undertake to abide by her decision.

3. I acknowledge having received and read the policies with respect to reporting of securities transactions and insider trading in the Joint Code of Ethics, and I further acknowledge that I am aware that any violation of such policies may represent cause for dismissal.

4.  I acknowledge that this authorization is valid for two business days only.


Date: _________            Signature: __________________________


Authorization: ______________________________
Comments:

                                                                      APPENDIX A


                          MDL CAPITAL MANAGEMENT, INC.

                               MDL ADVISERS, INC.



                          RECEIPT OF COMPLIANCE MANUAL


To the Compliance Officer of MDL Capital Management, Inc. and MDL Advisers,
Inc.:

1.  I hereby acknowledge receipt of a copy of the Adviser's Compliance Manual.


2.  I have read and understand the Compliance Manual that I am subject thereto.

 Date: ____________________________      Signature: ________________________


                                         Print Name: ____________________